BEDFORD CURRY & CO.
CHARTERED ACCOUNTANTS

Michael J. Bedford Inc.
Fernando J. Costa Inc.

July 21, 2005

United States Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Tournigan Gold Corporation – Form 20-FR

Dear Sirs,

As Canadian Chartered Accountants registered with the Public Company Accounting Oversight Board (United States), we hereby consent to the inclusion or incorporation by reference in this Form 20-FR dated June 30, 2005, of our report dated December 24, 2004 to Stockholders of Tournigan Gold Corporation for the years ended August 31, 2004, 2003 and 2002.

Yours truly,

Bedford Curry & Co.

BEDFORD CURRY & CO.
Chartered Accountants

Suite 801 - 1281 West Georgia Street, Vancouver, B.C. V6E 3J7
Tel. (604) 689-4352 Fax (604) 688-4338 e-mail: bc@bedfordcurry.com
www.bedfordcurry.com